Exhibit 2.4

Lock-Up Agreement

December 14, 2020

Ladies and Gentlemen:

The undersigned shareholder of either the Parent or the Company (as the case may be) (the “Shareholder”) understands that: (i) Anchiano Therapeutics Ltd., an Israeli limited company (“Parent”),has entered into an Agreement and Plan of Merger, dated as of December 14, 2020 (the “Merger Agreement”), with Chemomab Ltd., an Israeli limited company (the “Company”) and CMB Acquisition Ltd., an Israeli limited company and wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) and the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation; and (ii) in connection with the Merger, shareholders of the Company will receive Parent ADSs, each representing five (5) ordinary shares, with no par value, of Parent (“Parent Ordinary Shares”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

As a material inducement to the willingness of each of the Company and Parent to enter into the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Shareholder hereby agrees that the Shareholder will not, subject to the exceptions set forth in this letter agreement, without the prior written consent of Parent and the Company and during the period commencing at the Effective Time and ending on the date that is 180 days after the Closing Date (the “Restricted Period”), directly or indirectly (a) lend, grant, offer, pledge, encumber, sell, contract to sell, sell any option or contract to purchase from Shareholder, purchase any option or contract to sell, grant any option, right or warrant to purchase from Shareholder, or otherwise transfer or dispose of any Parent Ordinary Shares, or any securities convertible into or exercisable or exchangeable for Parent Ordinary Shares, whether now owned or hereinafter acquired, including without limitation, Parent Ordinary Shares or such other securities which may be deemed to be beneficially owned by the Shareholder in accordance with the rules and regulations of the Securities and Exchange Commission and securities of Parent that may be issued upon exercise of a share option or warrant (collectively, the “Shareholder’s Shares”), (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Shareholder’s Shares, regardless of whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Parent Ordinary Shares or such other securities, in cash or otherwise, in each case other than (i) transfers of the Shareholder’s Shares as bona fide charitable contributions, gifts or donations, (ii) transfers or dispositions of the Shareholder’s Shares to an immediate family member of the Shareholder or to any trust for the direct or indirect benefit of the Shareholder or the immediate family of the Shareholder, (iii) transfers or dispositions of the Shareholder’s Shares by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the Shareholder, (iv) if the Shareholder is a partnership, limited liability company, corporation or other entity, transfers of the Shareholder’s Shares to the shareholders, partners (general or limited), members, managers, other equity holders or affiliates (within the meaning set forth in Rule 405 under the Securities Act of 1933, as amended), of the Shareholder, as applicable, or to the estates of any such shareholders, partners, members, managers, other equity holders or affiliates, or to another corporation, partnership, limited liability company or other entity that controls, is controlled by or is under common control with the Shareholder or with any of the Shareholder's partners, members, managers or other equity holders or affiliates (v) transfers that occur by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement, (vi) transfers or dispositions not involving a change in beneficial ownership, and (vii) if the Shareholder is a trust, transfers or dispositions to any beneficiary of the Shareholder or the estate of any such beneficiary; provided that, in each case, such transferee (each, a “Permitted Transferee”) agrees in writing to be bound by the terms and conditions of this letter agreement, and either the Shareholder or the transferee provides Parent with a copy of such letter agreement promptly upon consummation of any such transfer; and provided, further, that in each case, no filing by any party (donor, donee, transferor or transferee) under the Exchange Act or other public announcement shall report an overall reduction in shares held by the Shareholder together with such transferee on an aggregate basis (which fact shall be referenced in footnotes to such filing or announcement) in connection with such transfer or distribution (other than filings made in respect of involuntary transfers or dispositions or a filing on a Form 5, Schedule 13G or 13D (or 13D/A or 13G/A) made after the expiration of the Restricted Period, so long as such required filing includes a reasonably detailed explanation of such transfer or distribution). For purposes of this letter agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

Anything else herein notwithstanding, in the event that during the Restricted Period, the Board of Directors of the Parent (following the Closing) waives any prohibition on the transfer of the securities held by any record or beneficial holder(s) of the ordinary shares of the Parent who executed a lock-up agreement, which in the aggregate exceeds more than 1% of the Parent’s total outstanding ordinary shares (determined as of the date of such waiver), the Board of Directors of the Parent (following the Closing) shall be deemed to have also waived, immediately and irrevocably, for, on the same terms, the prohibitions set forth in this letter agreement that would otherwise have applied to such Shareholder with respect to the same percentage of such Shareholder’s securities as the relative percentage of aggregate securities held by such party(ies) receiving the waiver which are subject to such waiver. The Parent shall promptly notify the Shareholder of any applicable waiver and release of securities.

Notwithstanding the restrictions imposed by this letter agreement, the Shareholder may (a) (A) exercise an option or warrant (including a net or cashless exercise of such option or warrant) to purchase Parent Ordinary Shares, and (B) transfer Parent Ordinary Shares to cover tax withholding obligations of the Shareholder in connection with any such option exercise, provided that, in the case of (A), the underlying Parent Ordinary Shares shall continue to be subject to the restrictions on transfer set forth in this letter agreement, (b) establish a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Parent Ordinary Shares, provided that such plan does not provide for any transfers of Parent Ordinary Shares during the Restricted Period, and (c) transfer or dispose of Parent Ordinary Shares acquired on the open market following the Closing Date, provided that, with respect to (a)(B) above, any filing under the Exchange Act, if required, shall include a footnote disclosure explaining that such exercise and sale was to cover tax withholding obligations of such Shareholder, and with respect to (b) above, no filing under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with the establishment of such a plan, provided that, for the avoidance of doubt, and except as aforesaid, the underlying Parent Ordinary Shares shall continue to be subject to the restrictions on transfer set forth in this letter agreement. |

Notwithstanding the foregoing, the undersigned may transfer or otherwise dispose of the undersigned’s Parent Ordinary Shares (and the foregoing restrictions shall not apply to such transfers or dispositions) with the prior written consent of the Board of Directors of the Parent (following the Closing) on behalf of the Parent.

Notwithstanding the restrictions imposed by this letter agreement, the Shareholder, if a party to that certain Registration Rights Agreement to be entered into upon the closing of the Merger by and among the Parent, certain shareholders of the Parent and certain other persons (the “Registration Rights Agreement”), may submit a registration demand to Parent, and the Parent may file a registration statement, pursuant to Section 2.1 of the Registration Rights Agreement, beginning after the expiration of 90 days from the effectiveness of the Merger, provided that, except as permitted hereunder, the Shareholder shall not sell Parent Ordinary Shares under that registration statement prior to the expiration of the 180 day period following the Closing Date.

An attempted transfer in violation of this letter agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this letter agreement, and will not be recorded on the share transfer books of Parent. In order to ensure compliance with the restrictions referred to herein, the Shareholder agrees and consents that Parent may issue appropriate “stop transfer” certificates or instructions with any duly appointed transfer agent for the registration or transfer of the Parent Ordinary Shares or other securities described herein. Parent and any duly appointed transfer agent are hereby authorized to decline to make any transfer of such securities if such transfer would constitute a violation or breach of this letter agreement. Parent may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents or instruments (including book-entry positions, and statements in respect thereof) evidencing ownership of the Shareholder’s Shares:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Shareholder hereby represents and warrants that the Shareholder has full power and authority to enter into this letter agreement.

Upon the release of any of the Shareholder’s Shares from this letter agreement, Parent will cooperate with the Shareholder to facilitate the timely preparation and delivery of certificates (or book-entry positions) representing the Shareholder’s Shares without the restrictive legend above or the withdrawal of any stop transfer instructions.

The Shareholder understands that each of Parent and the Company is relying upon this letter agreement in proceeding toward consummation of the Merger. The Shareholder further understands that this letter agreement is irrevocable and is binding upon the Shareholder’s heirs, legal representatives, successors and assigns.

This letter agreement and any claim, controversy or dispute arising under or related to this letter agreement shall be governed by and construed in accordance with the laws of the State of Israel, without regard to the conflict of laws principles thereof.

The Shareholder understands that if the Merger Agreement is terminated in accordance with its terms, the Shareholder will be released from all obligations under this letter agreement.

This letter agreement may be executed by facsimile or electronic (i.e., PDF) transmission, which is deemed an original.

[Signature Page Follows]

Very truly yours,

Print Name of Shareholder:
Signature (for individuals):

Signature (for entities):

By:
Name:
Title:

[Signature Page to Lock-up Agreement]

Acknowledged and accepted:

Anchiano Therapeutics Ltd.

By:
Name:
Title:

[Signature Page to Lock-up Agreement]